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GALEN HOLDINGS PLC

Galen Announces Agreement Resolving Outstanding Patent Challenges on Estrostep (R) and femhrt (R) with Barr

CRAIGAVON, Northern Ireland, UK and Rockaway, New Jersey, US, 28 April 2004. Galen Holdings PLC (LSE: GAL.L, NASDAQ: GALN) ("Galen") today announced that it has completed an agreement under which Galen and Barr Pharmaceuticals Inc's subsidiary, Barr Laboratories, Inc. ("Barr"), have agreed to settle the pending patent litigation between the two companies regarding Galen's Estrostep (R) oral contraceptive and femhrt (R) hormone therapy products. The agreement allows Barr to launch generic versions of those products under the terms of a non-exclusive license six months prior to patent expiry. In a separate agreement, Galen has granted Barr an exclusive royalty-bearing license to develop certain oral contraceptives under a patent owned by Galen.

Commenting on the announcement, Roger Boissonneault, Galen's Chief Executive Officer said, "We welcome the completion of these agreements and the resolution of this litigation between our two companies. "

Under the terms of the agreement, Galen granted Barr a non-exclusive license to launch a generic version of Estrostep (R) in October 2007, six months prior to the expiration of the patent on Estrostep (R). Galen also granted Barr a non-exclusive license to launch a generic version of femhrt (R) in November 2009, six months prior to the expiration of the patent on femhrt (R).

Galen is based in Craigavon, Northern Ireland and Rockaway, New Jersey, US. Since the acquisition of Warner Chilcott PLC in September 2000, Galen has been successfully transformed into a specialty pharmaceutical company principally focused on the women's healthcare and dermatology markets in the United States.

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Contacts:

Galen Holdings PLC

David Kelly, Sr. Vice President, Finance and Planning Tel: 44 (0) 28 3836 3634

Financial enquiries:

Financial Dynamics

Andrew Dowler Tel: 44 (0) 207 831 3113

For further information on Galen, please visit www galenplc com

Note:

Forward looking statements in this report, including, without limitation, statements relating to Galen's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Galen to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: Galen's ability to manage its growth, government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, customer acceptance of new products, competitive factors in the industries in which Galen operates, the loss of key senior management or scientific staff, exchange rate fluctuations, general economic and business conditions, and other factors described in filings of Galen with the SEC. Galen undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.